Exhibit 99.1

News Release

For more information contact:

Michael G. Potter

Chief Financial Officer

Lattice Semiconductor Corporation

503-268-8000

David Pasquale

Global IR Partners

914-337-8801

lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS FIRST QUARTER 2010 RESULTS;

EXCEEDS UPWARDLY REVISED GUIDANCE

First Quarter 2010 Highlights:

•	Revenue of $70.4 million, an increase of 28% compared to 4Q09 and up 63% compared to 1Q09.

•	Gross margin of 58.5%, compared to 55.3% in 4Q09 and 52.3% in 1Q09.

•	Net income of $0.10 per share, compared to net income of $0.05 per share in 4Q09 and a net loss of $0.05 per share in 1Q09.

•	Company expects further sequential and year-over-year improvements in revenue and profitability.

HILLSBORO, OR – April 22, 2010 - Lattice Semiconductor (NASDAQ: LSCC) today announced financial results for the first quarter ended April 3, 2010.

For the first quarter, revenue was $70.4 million, an increase of 28% from the $55.1 million reported in the prior quarter, and an increase of 63% from the $43.3 million reported in the same quarter a year ago. FPGA revenue for the first quarter was $23.4 million, an increase of 41% from the $16.6 million reported in the prior quarter, and an increase of 51% from the $15.5 million reported in the same quarter a year ago. PLD revenue for the first quarter was $47.0 million, an increase of 22% from the $38.5 million reported in the prior quarter, and an increase of 69% from the $27.8 million reported in the same quarter a year ago.

Net income for the first quarter was $11.1 million ($0.10 per share), compared to $5.6 million ($0.05 per share) in the prior quarter and a net loss of $5.8 million ($0.05 per share) reported in the same quarter a year ago.

Other income (expense), net, for the first quarter was income of $0.3 million compared to income of $2.7 million reported in the prior quarter and an expense of $0.5 million reported in the same quarter a year ago. Other income (expense) included a realized gain of less than $0.1 million in the first quarter of 2010 related to the sale of a portion of the Company’s auction rate security portfolio. The fourth quarter of 2009 included a realized gain of $2.8 million related to the sale of a portion of the Company’s auction rate security portfolio offset by an impairment charge of $0.3 million related to an other-than-temporary decline in fair value of auction rate securities. Other income (expense) for the first quarter of 2009 included an impairment charge of $0.7 million primarily related to an other-than-temporary decline in fair value of auction rate securities.

Bruno Guilmart, Lattice’s President and CEO, commented, “Our financial results again exceeded upwardly revised guidance as we grew revenue for the fourth quarter in a row and recorded our second consecutive quarter of profitability. We have continued to see robust growth across all geographies, end markets and product families. Our order bookings remained strong throughout the quarter and we continued to strictly manage inventory levels. Our first quarter marked record revenue for both our new FPGA business and our MachXO product family. Our MachXO family is now on track to become the Company’s largest revenue generator this year. Even our mature business was up, which is unusual for that part of our business.”

“While we are pleased to see the progress and results of our efforts, our focus remains the same. If anything, we will continue to be aggressive in pursuit of growth opportunities, improved operational efficiencies and profitability. We remain highly confident in Lattice’s competitive position and our ability to capture increased share in the markets we serve. We continue to build momentum with design wins with our LatticeECP3, LatticeXP2, MachXO and Power Manager solutions in the communications, computing and consumer markets, while concurrently executing on our roadmap with the next generations of products. In addition, we expect to see increasing returns from our distribution channel given the changes we have made over the past few quarters. One of the most recent moves was the global expansion of our relationship with Nu Horizons Electronics, which is expected to help us generate new demand and enhance service to existing customers.”

Michael G. Potter, Lattice’s Corporate Vice President and Chief Financial Officer, added, “The first quarter was another strong quarter for Lattice, with strong and broad revenue growth and improved profitability. We are pleased that our gross margin has continued to improve as increased volumes, a good mix and the benefits from our cost reduction actions undertaken over the last year all contributed to the improved performance. We generated an additional $20.9 million of cash from operations, ending the quarter with a cash, cash equivalents and short-term marketable securities balance of $183.5 million. Our advance credits with Fujitsu are now down to approximately $5.3 million, which we expect to use over the next quarter. Inventory at April 3, 2010 was $24.7 million, compared to $25.9 million in the prior quarter and $30.3 million in the year ago period. We are benefitting from the leverage in our business we built to last year and expect to continue to control operating expenses, while investing in key growth initiatives. Although we expect only a modest increase in our operating expenses in the second quarter, we anticipate R&D spending will remain at elevated levels given new product development efforts.”

First Quarter Highlights:

•	Announced that over 200 million ispMACH® 4000 complex programmable logic devices (CPLD) have shipped.

•	Formally opened Lattice SG Pte. Ltd., its new Asia Operations Center.

•	Announced that eVision Systems GmbH will represent Lattice and its full range of products in the Central European video and surveillance market.

•	LatticeECP3 FPGA family has been chosen from among hundreds of nominations as a finalist in the 20th Annual EDN Innovation Awards competition.

Business Outlook - Second Quarter 2010:

•	Revenue is expected to increase 6% to 10% on a sequential basis.

•	Gross margin percentage is expected to be approximately 57% to 59% of revenue.

•	Total operating expenses are expected to be approximately $31 million.

•	We expect continued profitability in the second quarter, including a gain, net of tax, of approximately $0.5 million from the sale of excess real estate in China.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review detailed first quarter 2010 results on Thursday, April 22, 2010 at 5:00 p.m. EDT. The conference call-in number is 1-706-758-4489. A live webcast of the conference call will also be available on Lattice’s website at www.latticesemi.com. Our financial guidance will be limited to the comments on our public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. EDT on April 29, 2010, by telephone at 1-706-645-9291. To access the replay, use conference identification number 66334776. A webcast replay will also be available on Lattice’s investor relations website at www.latticesemi.com

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties, including statements relating to our business outlook, including those under the heading “Business Outlook – Second Quarter 2010”; our belief that our MachXO family is now on track to become the Company’s largest revenue generator this year; that we will continue to be aggressive in pursuit of growth opportunities, improved operational efficiencies and profitability; that we will be able to capture increased market share; that we will continue to build momentum with design wins with our LatticeECP3, LatticeXP2, MachXO and Power Manager solutions, while concurrently executing on our roadmap; our expectation that we will see increasing returns from our distribution channel; that Nu Horizons Electronics will help us generate new demand and enhance service to our existing customers; that we will use our advance credits with Fujitsu over the next quarter; that we will continue to control operating expenses, while investing in key initiatives; that we will experience only a modest increase in our operating expenses in the second quarter; and that R&D spending will remain at elevated levels given new product development efforts. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, variations in manufacturing yields, the failure to sustain operational improvements, the effects of transitioning certain distributors from the sell-to to the sell-through business model, and compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges, including without limitation, restructuring charges or any impairment charges related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities, could adversely affect our profitability during the quarter.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company’s ability to successfully transition certain of its distributors, the Company’s dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the compromised liquidity of the Company’s auction rate securities, our ability to improve customer service and reduce costs by moving our warehouse to Singapore, our ability to improve operational efficiencies by establishment of our Asia Operations Center, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor

Lattice is the source for innovative FPGA, PLD, programmable Power Management and Clock Management solutions. For more information, visit www.latticesemi.com

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), ispLEVER, LatticeECP3, LatticeXP2, sysDSP and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended
	April 3, 2010	January 2, 2010	April 4, 2009
Revenue	$70,432	$55,087	$43,336
Costs and expenses:
Cost of products sold	29,264	24,627	20,658
Research and development	14,682	12,642	14,891
Selling, general and administrative	15,418	13,290	12,943
Amortization of intangible assets (1)	—	—	228
Restructuring (2)	82	1,185	(25)

	59,446	51,744	48,695

Income (loss) from operations	10,986	3,343	(5,359)
Other income (expense), net (3)	302	2,671	(512)

Income (loss) before provision (benefit) for income taxes	11,288	6,014	(5,871)
Provision (benefit) for income taxes	199	388	(121)

Net income (loss)	$11,089	$5,626	$(5,750)

Net income (loss) per share (4):
Basic and diluted	$0.10	$0.05	$(0.05)

Shares used in per share calculations (4):
Basic	115,669	115,443	115,430

Diluted	116,717	115,666	115,430

Notes:

(1)	Intangible assets subject to amortization relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 which became fully amortized during the first quarter of 2009.
(2)	Represents costs and adjustments incurred under the corporate restructuring plans. During the first quarter of fiscal 2010, the Company recorded a charge of $0.1 million, comprised primarily of severance and related costs. During the fourth quarter of fiscal 2009, the Company recorded a charge of $1.2 million, comprised primarily of severance and related costs of $1.0 million, of which $0.3 million was paid during the fourth quarter of fiscal 2009, and costs of $0.2 million related to vacated leased space in San Jose, California. During the first quarter of fiscal 2009, the Company incurred a net credit of less than $0.1 million primarily resulting from changes in original estimates under these restructuring plans.
(3)	During the three months ended January 2, 2010 and April 4, 2009 the Company recognized an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities of $0.3 million and $0.7 million, respectively. Also included for the three months ended January 2, 2010 was a realized gain of $2.8 million on sale of auction rate securities and other investments. No impairment charge was recognized in the quarter ended April 3, 2010.
(4)	For the three months ended April 3, 2010 and January 2, 2010, the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. For the three months ended April 4, 2009, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and warrants, as they are antidilutive.

Lattice Semiconductor Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	April 3, 2010	January 2, 2010
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$183,525	$164,540
Accounts receivable, net	48,303	33,551
Inventories	24,680	25,925
Other current assets	13,602	19,455

Total current assets	270,110	243,471
Property and equipment, net	35,863	36,507
Long-term marketable securities	12,822	12,939
Other long-term assets	2,779	3,640

	$321,574	$296,557

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$34,717	$27,797
Deferred income and allowances on sales to distributors	16,735	10,160

Total current liabilities	51,452	37,957
Other long-term liabilities	4,645	5,240

Total liabilities	56,097	43,197
Stockholders’ equity	265,477	253,360

	$321,574	$296,557

Lattice Semiconductor Corporation

– Supplemental Historical Financial Information –

	Q1 10	Q4 09	Q1 09
Operations Information
Percent of Revenue
Gross Margin	58.5%	55.3%	52.3%
R&D Expense	20.8%	22.9%	34.4%
SG&A Expense	21.9%	24.1%	29.9%

Depreciation and Amortization (in thousands)	3,508	3,282	4,100
Capital Expenditures (in thousands)	1,954	2,708	798
Stock Compensation Expense (in thousands)	1,195	1,213	1,259

Balance Sheet Information
Current Ratio	5.2	6.4	7.5
A/R Days Revenue Outstanding	62	55	53
Inventory Months	2.5	3.2	4.4

Revenue% (by Product Family)
PLD	67%	70%	64%
FPGA	33%	30%	36%

Revenue% (by Product Classification) *
New	40%	38%	30%
Mainstream	35%	37%	40%
Mature	25%	25%	30%

Revenue% (by Geography)
Asia	67%	70%	59%
Europe (incl. Africa)	18%	15%	21%
Americas	15%	15%	20%

Revenue% (by End Market)
Communications	52%	51%	63%
Industrial & Other	21%	20%	18%
Computing	15%	17%	8%
Consumer & Automotive	12%	12%	11%

Revenue% (by Channel)
Direct	45%	54%	68%
Distribution	55%	46%	32%

*	Beginning with the first fiscal quarter of 2010, we updated our life cycle categories. Product categories are modified as appropriate relative to our portfolio of products and the generation within each major product family. New products consist of our latest generation of products, while Mainstream and Mature are older or based on unique late stage customer-based production needs. Generally, product categories are adjusted every two to three years, at which time prior periods are reclassified to conform to the new categorization. Had we not updated our life cycle categories our New, Mainstream and Mature quarter revenue by product classification would have been 49%, 32% and 19%, respectively, for the first fiscal quarter of 2010.

New: LatticeECP3, LatticeXP2, LatticeECP2/M. MachXO, Power Manager II, ispClock A/D/S, ispMACH 4000ZE

Mainstream: ispXPLD, ispGDX2, ispMACH 4000/Z, ispXPGA, LatticeSC, LatticeECP, LatticeXP, ispClock, Power Manager I, Software and IP

Mature: FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, GDX/V, ispMACH 4/LV, all SPLDs